Exhibit 10.0

Media Representation Agreement

September 24, 2007

The following sets forth the agreement (“Agreement”) between ABC National Television Sales, Inc. (“ABC”) and ProLink Solutions, LLC (“ProLink”) in connection with advertising sales representation by ABC for video display monitors on golf carts. ABC and ProLink are sometimes referred to herein individually as a “Party” and collectively, as the “Parties”.

1. Scope of Engagement.

(a) ProLink is engaged in the business of designing, manufacturing, maintaining and selling GPS golf course management systems and software to golf course owners and operators, the sale of advertising and sponsorship space on the screens of the systems that it sells (the “Monitors”), and the brokering of the financing of the systems that it sells to golf courses located throughout the United States (the “Territory”). A list of the current golf clubs at which ProLink has the right to place advertisements on the Monitors is attached hereto as Exhibit A. The Monitors display golf round information to the golfer utilizing the golf cart and also content and advertising on a continuous basis while the golf carts are in use.

(b) ProLink wishes to retain ABC on a commission basis as its exclusive agent (except as otherwise set forth below and in paragraph 5) for the sale of national and local advertising on the Monitors in the Territory during the Tern, as defined below, and ABC is willing to act in such capacity. Such appointment shall in no way limit the ability of ProLink, as well as ABC, to sell advertising on the Monitors to all “endemic advertisers” unique to the golf space. For the purposes of this contract, an “endemic advertiser” is an advertiser that sells golf equipment or golf apparel of the kind typically sold in a golf shop located on a golf course. In addition, subject to the restrictions set forth in paragraph 5, ProLink may sell advertising to the advertisers listed on Exhibit B (the “ProLink Targets”). ABC agrees that, during the Term, for so long as it remains ProLink’s exclusive agent for the sale of national and local advertising on the Monitors, it shall not sell national and local advertising on behalf of any other network that provides content availability to the golf community through monitors located at golf courses.

2. Term and Termination.

(a) The term (“Term”) of this Agreement shall be for four (4) years commencing September 21, 2007 and expiring September 20, 2011; provided, however, that in the case of ABC, effective no earlier than one year from the commencement date of this Agreement, and in the case of ProLink, effective no earlier than 180 days from the commencement date of this Agreement, either Party shall have the right, on not less than ninety (90) days prior written notice, to terminate this Agreement. In addition, on not less than ninety (90) days prior written notice to ABC, ProLink may terminate the exclusive nature of this Agreement and utilize other third party agents for the sale of advertising on

Media Representation Agreement — September 24, 2007

the Monitors (“Secondary Agents”), provided that as of the effective date of such notice from ProLink, ABC7s exclusivity obligations to ProLink pursuant to the last sentence of paragraph 1 (b) shall cease and ABC shall be permitted to provide advertising sales representation on behalf of any other network that provides content availability to the golf community through monitors located at golf courses. If ABC exercises its right to terminate, as provide herein, ABC agrees that, for a period of 180 days from the effective date of termination, it shall not sell advertising or represent for the sale of advertising any direct competitor of ProLink. The Parties shall work in good faith to develop a mutually agreed upon business plan that will incorporate sales objectives, marketing strategies, public relations initiatives, and roles and responsibilities of the parties. This business plan, if agreed to, will be an attachment to this Agreement.

(b) Either Party may terminate this Agreement upon written notice, without liability to the other, if the defaulting Party breaches any term of this Agreement and such breach is not cured within ten (10) business days of written notice by the non-defaulting Party. In no event will either Party be liable to the other for incidental, consequential, exemplary or punitive damages arising out of a breach of this Agreement.

(c) Upon a “Change of Control” of ProLink (as defined below), either Party shall have right to terminate this Agreement upon thirty (30) days prior written notice to the other. For the purposes of this Agreement, Change of Control shall mean (i) the sale of all or substantially all of the assets of ProLink; (ii) a change in ownership of more than 50% of its outstanding common stock; (iii) a change in the membership of the board of directors such that a majority of the Board membership is changed during a six (6) month period from the board composition existing as of the date of this Agreement (other than changes resulting from voting of the shareholders at ProLink’s annual meeting of shareholders); or (iv) a “strategic investment” in ProLink or by ProLink at its sole discretion. For the purposes of this provision, a “strategic investment” is defined as an investment in ProLink, or an investment by ProLink, by or in a company that can provide to ProLink similar advertising sales representation services as ABC is providing under the terms of this Agreement. Upon either Party exercising its termination rights under this paragraph, any contracts currently executed and advertisements appearing on the ProLink Monitors shall continue in force and effect until the expiration of that contract, and the obligations of both Parties under paragraph 5 shall remain in force through the remainder of such advertising contract.

(d) Either Party may terminate this Agreement immediately, upon written notice to the other and without liability to the other Party, upon the happening of any of the following or any other comparable event: (1) insolvency of the other Party; (2) filing of any petition by or against the other Party under any bankruptcy, reorganization or receivership law; (3) execution of an assignment for the benefit of the other Party’s creditors; or (4) appointment of any trustee or receiver of the other Party’s business or assets or any part thereof; unless such petition, assignment or appointment be withdrawn or nullified within fifteen (15) days of such event.

3. ABC’s Rights and Responsibilities.

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(a) ABC shall be responsible for, and bear all costs associated with, its sales activities under this Agreement including, but not limited to, overhead, out-of-pocket expenses, salaries, travel, entertainment and communications.

(b) ABC will use commercially reasonable efforts to solicit contracts, on behalf of ProLink, for placement of advertisements on the Monitors. ABC and ProLink shall jointly determine the terms of the advertising contracts, including, but not limited to, pricing, payment terms, content, length of spots, and placement of advertising on the Monitors. ProLink shall supply ABC with the insertion order information and any other requested information and ABC will prepare the contracts. Once all terms have been agreed, ABC will send out the advertising contracts. All advertising contracts will be executed by ProLink and ProLink will immediately provide ABC full and complete copies of all executed sales agreements.

(c) ABC shall be responsible for issuing invoices on behalf of ProLink to all advertisers on a monthly basis and for collecting all sums due for placement of advertising sold by ABC or ProLink for exhibition on the Monitors. ABC shall be responsible for providing a monthly activity report to ProLink of all invoices and collections including aging of accounts receivables for all advertising sold by ABC (the “Monthly Activity Report”).

(d) ABC shall provide a weekly activity report to ProLink reporting on the status of agreements being negotiated by ABC (the “Weekly Activity Report”).

(e) ABC will coordinate with ProLink on outstanding inventory tracking.

(f) ABC will provide assistance to ProLink in ProLink’s development of a sales traffic department as detailed in paragraph 4(d).

(g) To the extent permitted by any agreements ABC has with third parties, ABC shall provide to ProLink access to all subscription base reporting, research, market information or other information that ABC presently and may in the future provide its own marketing and sales department.

(h) ABC shall designate a liaison to coordinate with ProLink to facilitate ABC’s sales efforts under this Agreement.

4. ProLink’s Rights and Responsibilities.

(a) ProLink shall provide ABC with access to all necessary and appropriate sales materials including, but not limited to, media kits and marketing brochures, and research by third parties as it pertains to the sale of advertising on the Monitors.

(b) ProLink shall provide ABC with research data on the Monitors, as available, including, but not limited to, sales data and traffic information, and shall provide ABC with annual updates and any other information reasonably requested by ABC.

Media Representation Agreement — September 24, 2007

(c) ProLink shall designate a liaison to coordinate with ABC to facilitate ABC’s sales efforts under this Agreement.

(d) ProLink shall be responsible for serving the advertisements and will maintain its own sales traffic department, equipped with a broadcast standard traffic system that will issue affidavits at the end of each calendar month during the Term.

(e) ProLink shall be responsible for, and bear all costs associated with, its responsibilities as set forth in this paragraph 4.

(f) ProLink shall have the final approval for all contracts at its sole discretion which shall not be unreasonably withheld or delayed.

(g) ProLink will recognize all net sales as revenue.

5. Commissions and Audit Rights.

(a) ABC shall receive the following commissions of the “Net Sales” (as defined below) from all advertising revenue sold by ABC or ProLink during the Term for display on the Monitors. As used herein, “Net Sales” shall mean the gross revenues actually collected by ABC (and not required to be returned) from the sale of advertising time on the Monitors by ABC or ProLink less advertising agency commissions or other third party expenses. Net Sales shall include any ad revenues collected by ABC after the expiration or sooner termination of this Agreement if the sale of advertising was concluded by ABC or ProLink prior to the effective date of termination.

(i) ABC shall receive commission of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24b-2]% of Net Sales from all advertising sold by ABC during the Term;

(ii) ABC shall receive commission of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24b-2]% of Net Sales from all advertising sold by ProLink to an endemic advertiser (as defined in paragraph 1b);

(iii) ABC shall receive commission of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24b-2]% of Net Sales from all advertising sold by ABC to an endemic advertiser; provided that the sale is of a media nature only and does not require distribution or “on course” assistance in which event the commission to ABC shall be [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24b-2]% of Net Sales:

(iv) ABC shall receive commission of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24b-2]% of Net Sales from all advertising sold by ProLink to any account listed on Exhibit B provided the contract for such sale or commitment is executed by December 31,2007;

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(v) ABC shall receive commission of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24b-2]% of Net Sales for any renewal of all advertising sold by ProLink pursuant to paragraph 5(a)(iv), regardless of whether the renewal occurs before or after December 31, 2007. For example, if an account on Exhibit B purchased advertising on October 1, 2007 and the sales contract renewed after two months, ABC would receive commission of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24b-2]% of Net Sales arising from the October ad buy and commission of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24b-2]% of Net Sales arising from the renewal on December 1,2008;

(vi) Effective January 1, 2008, ABC shall have the exclusive right to sell advertising to the accounts listed on Exhibit B and receive commission of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24b-2]% of Net Sales and ProLink shall no longer sell advertising to any of those accounts;

(vii) ABC shall receive commission of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24b-2]% of Net Sales for any sale by ProLink to a “Wholesale” account. As used herein, the term “Wholesale” account shall mean an advertising agency or other entity that purchases advertising in blocks of 3 holes or more on the Monitors with the intent to resell the inventory. The value of the inventory shall be the price paid by the “Wholesale” account.

(b) ABC shall act as agent on behalf of ProLink and collect all advertising revenue for sales made by either ABC or ProLink, and remit to ProLink its share of Net Sales on all monies collected within thirty (30) days after ABC has collected such revenues. Neither Party shall receive any monies on any advertising revenues that are not collected. Any advertising on the Monitors for any client that is more than sixty (60) days past due on billings for prior services will be reviewed by both Parties for continued service.

(c) Other than as specifically set forth in this paragraph 5 and in paragraphs l(b) and 2, ProLink shall not sell, or authorize any party other than ABC to sell, any local or national advertising on the Monitors during the Term.

(d) During the Term, ProLink shall have the right, on not less than ten (10) business days prior written notice to ABC, to perform an audit during normal business hours of the services provided by ABC under this Agreement including contract retention, invoicing, collections and remittance to ProLink. Any information not objected to by ProLink within three (3) months of its audit shall be incontestable by ProLink. ProLink shall be responsible for all costs associated with the audit. All information reviewed by ProLink or any of its financial or legal representatives shall be confidential and shall not be disclosed without ABC’s prior written consent, except to the extent required by law or the rules and regulations of any national securities exchange and in such event, ProLink shall give ABC reasonable prior notice of such disclosure so that ABC may obtain an appropriate protective order.

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6. ProLink’s Representations and Warranties. ProLink hereby represents and warrants to ABC that:

(a) ProLink has been duly formed and is validly existing under the laws of the State of Delaware, and has the full power and authority to own its assets and to transact the business in which it is presently engaged; and

(b) ProLink has the requisite power and authority to execute, deliver and perform this Agreement and to perform all of its obligations required hereunder, including, but not limited to, agreements with the golf clubs listed in Exhibit A to place advertisements on Monitors.

7. ABC’S Representations and Warranties. ABC hereby represents and warrants to ProLink that:

(a) ABC has been duly formed and is validly existing under the laws of the State of Delaware, and has the full power and authority to own its assets and to transact the business in which it is presently engaged; and

(b) ABC has the requisite power and authority to execute, deliver and perform this Agreement and to perform all of its obligations required hereunder.

8. Indemnity.

(a) ProLink agrees to indemnify, defend and hold harmless ABC, its parent, related and subsidiary companies, any advertisers, and all of its or their respective officers, directors, employees and agents from and against any and all loss, liability, claim, damage and other expense (including without limitation reasonable attorneys’ fees) caused by or arising from (i) the breach of any warranty, representation, covenant or agreement ProLink has made hereunder; and/or (ii) any act, error or omission by ProLink or its officers, directors, agents, subcontractors or employees in connection with this Agreement. ProLink specifically excludes from this indemnification provisions any and all claims related to the content of advertisements placed on the Monitors in good faith by ProLink.

(b) ABC agrees to indemnify, defend and hold harmless ProLink, its officers, directors, employees and agents from and against any and all loss, liability, claim, damage and other expense (including without limitation reasonable attorneys’ fees) caused by or arising from (i) the breach of any warranty, representation, covenant or agreement ABC has made hereunder; and/or (ii) any act, error or omission by ABC or its officers, directors, agents, subcontractors or employees in connection with the services and/or materials provided by ABC hereunder. The provisions of this paragraph shall not apply to any claims arising out of the content of any advertising on the Monitors sold by ABC.

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9. Trademarks.

(a) ProLink shall not use ABC’s, or any affiliated company’s, intellectual property, including, but not limited to its or their names, trademarks, logos or copyrights, in any manner, including, but not limited to, in client lists, news releases, promotional materials, or advertisements, without ABC’s prior written consent in each instance. Any violation of this paragraph shall be deemed to be a material breach of this Agreement. Notwithstanding the foregoing, ABC acknowledges that this Agreement is, by its nature, a material event for ProLink and therefore requires certain regulatory filings and dissemination, and ProLink agrees to provide ABC with reasonable prior written notice of such filings to allow ABC to obtain an appropriate protective order. The Parties agree to issue a mutually agreed upon joint press release. In a joint effort to keep the terms of this Agreement confidential, ProLink agrees to file the required Confidential Release Treatment documents (CRT) with the regulatory agency in order to keep this Agreement confidential. ProLink cannot guarantee that the regulatory agency will approve such CRT. If the CRT is rejected by the regulatory agency, ProLink agrees to notify ABC immediately of that decision so ABC can take appropriate action to keep the terms of this Agreement confidential.

(b) ABC shall not use ProLink’s, or any affiliated company’s, intellectual property, including, but not limited to its or their trademarks, logos or copyrights, in any manner, including, but not limited to, in client lists, news releases, promotional materials, or advertisements, without ProLink’s prior written consent in each instance, which shall not be unreasonably withheld or delayed. Any violation of this paragraph shall be deemed to be a material breach of this Agreement.

10. Choice of Law and Forum. This Agreement and the performance hereunder shall be governed by the laws of the State of New York without regard to conflicts of law rules. The Parties agree on behalf of themselves and any person claiming by or through them that the sole and exclusive jurisdiction and venue for any litigation which may arise hereunder shall be an appropriate federal or state court located in the County of New York and the Parties hereby consent to the personal jurisdiction of such courts.

11. No Assignment or Sublicense.

(a) Neither Party may assign or sublicense its rights, duties, or obligations under this Agreement to any person or entity, in whole or in part, whether by assignment, merger, transfer of assets, license, sale of stock, by operation of law or otherwise, without the prior, written consent of the other Party, which consent shall not be unreasonably withheld; provided that either Party may assign its rights and obligations to any party acquiring all or any portion of its current business, assets or stock, or to any entity controlling, controlled by or under common control with such Party.

(b) This Agreement shall apply to, inure to the benefit of, and be binding upon the Parties hereto and upon their permitted successors in interest and permitted assigns.

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12. No Waiver. The waiver or failure of either Party to exercise any right in any respect provided for herein shall not be deemed a waiver of any further right hereunder.

13. Delivery of Notice.

Any notice provided pursuant to this Agreement, if specified to be in writing, shall be in writing and shall be deemed given the same day if delivered personally or via facsimile with a copy by regular mail, the next day if sent via overnight courier, or four (4) days after deposit in the U.S. mails, postage pre-paid. All notices shall be addressed to the Parties as follows:

If to ABC:

John Watkins
President, ABC National Television Sales, Inc.
77 West 66th Street
New York, NY 10023

With a copy to:

Senior Vice President, Legal
and Business Affairs, Broadcasting
ABC, Inc.
77 West 66th Street
New York, NY 10023

If to ProLink:

Andrew Batkin
Chief Executive Officer
ProLink Media
410 South Benson Lane

Chandler, AZ 85224

With a copy to:

Dave M. Gomez
General Counsel
ProLink Holdings Corp.
ProLink Solutions, LLC
41 0 South Benson Lane
Chandler, AZ 85224

14. Entire Agreement. This Agreement evidences the complete understanding and agreement of the Parties with respect to the subject matter hereof and supersedes and merges all previous proposals of sale, communications, representations, understandings and agreements, whether oral or written, between the Parties with respect to the subject matter hereof. This Agreement may not be modified except by a writing subscribed to by authorized representatives of both Parties.

Media Representation Agreement — September 24, 2007

15. Force Maieure. Neither Party shall be liable to the other for any delay or failure to perform any of the services nor obligations set forth in this Agreement due to causes beyond its reasonable control. Performance times shall be considered extended for a period of time equivalent to the time lost because of such delay.

16. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

17. Confidentialitv. The terms and conditions of this Agreement are confidential and shall not be disclosed to any third party without the prior written consent of the nondisclosing Party. Notwithstanding the foregoing, it is understood that the Parties may disclose the terms and conditions of this Agreement to their accountants and counsel and to its other financial and legal representatives and agents on a need-to-know basis, and as required by applicable law, including required disclosures under the Securities Exchange Act of 1934 (the “‘34 Act”), and ABC may disclose this Agreement to employees of any company controlled by The Walt Disney Company. ProLink shall provide ABC with reasonable prior written notice of any disclosures required by applicable law so that ABC may obtain an appropriate protective order.

18. Taxes. Except as otherwise expressly set forth herein, each Party shall be responsible for all taxes relating to the income received by such party in connection with this Agreement.

19. Miscellaneous.

(a) Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to create a partnership, association, joint venture or other co-operative entity between the Parties.

(b) The provisions of this Agreement are severable and if any provision invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

(c) The Parties shall prepare a joint press release regarding this Agreement. Except for such press release, neither Party shall communicate to the press in any way, whether written or oral, about this Agreement or the Parties’ relationship without the prior written consent of the other Party.

(d) The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party.

(e) The provisions of sections 6, 7, 8, 9, 10, 17 and 18 shall survive the expiration or sooner termination of this Agreement.

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If the foregoing is in accordance with our agreement, please sign below to signify your consent.

Accepted and Agreed to:

For ABC National Television Sales, Inc.

By: /S/ John B. Watkins

John B. Watkins
President
Date: September 24, 2007

For ProLink Solutions, LLC

By: /S/ Lawrence D. Bain

Lawrence D. Bain
Chief Executive Officer
Date: September 24, 2007

* We have requested confidential treatment of certain provisions contained in this exhibit.
The copy filed as an exhibit omits the information subject to the confidentiality request. *

Media Representation Agreement — September 24, 2007